Exhibit 99.4

Offer To Exchange Each Outstanding Share of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

MIDWEST AIR GROUP, INC.

for $13.25 consisting of

$6.6250 in Cash and

0.5884 of a Share of AirTran Holdings, Inc. Common Stock

by

Galena Acquisition Corp., a wholly owned subsidiary of

AIRTRAN HOLDINGS, INC.

Pursuant to the Prospectus dated January 11, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 8, 2007 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

January 11, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by AirTran Holdings, Inc., a Nevada corporation (“AirTran”), to act as Dealer Managers in connection with offer by Galena Acquisition Corp. (“Galena”), a Delaware corporation and wholly owned subsidiary of AirTran to exchange $13.25 in value, consisting of $6.6250 in cash, without interest, and 0.5884 of a share of AirTran Common Stock, par value $0.001 per share (the “AirTran Shares”), for each outstanding share of common stock, together with the Series A Junior Participated Preferred Stock Purchase Rights (the “Midwest Shares”), of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), upon the terms and subject to the conditions set forth in AirTran’s Prospectus, dated January 11, 2007 (the “Prospectus”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Midwest Shares whether the shares are registered in your name or the name of your nominee.

As discussed in the Prospectus, Galena is not conducting the Offer in any jurisdiction where the Offer would be legal under the laws of such jurisdiction.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Galena, AirTran, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Offer.

The Offer is conditioned upon, among other things, the following:

•	the “minimum tender condition”—there shall have been validly tendered and not properly withdrawn prior to the Expiration Date, that number of Midwest Shares representing, together with the shares owned by AirTran, Galena and AirTran’s other affiliates, at least a majority of the total voting power of all of the outstanding securities of Midwest entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis, including, without limitation, all shares of Midwest common stock issuable upon the exercise of any options, warrants or other rights and upon the conversion of any Midwest securities, including, without limitation, the Midwest notes as defined below, but excluding the rights issued pursuant to the Midwest rights agreement, in each case, immediately prior to the Expiration Date;

•	the “rights redemption condition”—AirTran must be satisfied, in its sole discretion, that the board of directors of Midwest has redeemed the Series A Junior Participating Preferred Stock Purchase Rights issued pursuant to the rights agreement dated February 15, 2006 between Midwest Air Group, Inc. and American Stock Transfer & Trust Company, or that such rights have been invalidated or are otherwise inapplicable to the Offer and the second-step merger and that none of the Series A Junior Participating Preferred Stock is outstanding;

•	the “impairment condition”—Midwest shall not have entered into or effectuated any agreement or transaction with any person or entity contemplating a fleet expansion or a merger or acquisition with respect to Midwest or any of its subsidiaries otherwise having the effect of impairing AirTran’s ability to acquire Midwest or that would materially adversely affect the expected economic value to AirTran of the acquisition of Midwest;

•	the “regulatory condition”—any waiting periods under applicable antitrust laws shall have expired or terminated;

•	the “NYSE condition”—the shares of AirTran common stock to be issued to Midwest shareholders in the offer shall have been authorized for listing on the New York Stock Exchange (the “NYSE”) without any requirement for AirTran under applicable NYSE rules to obtain shareholder approval, subject to official notice of issuance;

•	the “control share condition”—AirTran must be satisfied, in its good faith discretion, that the control share provisions contained in Section 180.1150(2) of the Wisconsin Business Corporation Law, (the “Wisconsin Control Share Statute”) do not apply to the Midwest Shares to be acquired pursuant to the Offer or are invalid or the shareholders of Midwest must have approved full voting rights for all of the Midwest Shares to be acquired by AirTran and/or Galena pursuant to the Offer under the Wisconsin Control Share Statute unless such approval would be mathematically assured based on the number of Midwest Shares validly tendered and not properly withdrawn immediately prior to the Expiration Date;

•	the “business combination and fair price condition”—AirTran must be satisfied, in its sole discretion, that, after consummation of the Offer, the provisions contained in Sections 180.1130 through 180.1133, and Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law will not be applicable to the Offer or the second-step merger, and that the supermajority and fair price provisions of article eight of Midwest’s articles of incorporation shall have been repealed or rendered inapplicable to the Offer, the second-step merger and the acquisition of Midwest Shares pursuant to the Offer and any second-step merger; and
•	the “registration statement condition”—the registration statement of which this Prospectus is a part shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, and AirTran shall have received all necessary state securities law or “blue sky” authorizations.

For your information and for forwarding to your clients for whom you hold Midwest Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus;

2. Letter of Transmittal to be used by holders of Midwest Shares in accepting the Offer and tendering Midwest Shares (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding);

3. Notice of Guaranteed Delivery to be used to accept the Offer if Midwest Shares and all other required documents cannot be delivered to The Bank of New York (the “Exchange Agent”) by the

expiration date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed by the expiration date;

4. A form of letter which may be sent to your clients for whose accounts you hold Midwest Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to the Exchange Agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 8, 2007, UNLESS THE OFFER IS EXTENDED.

Galena will not pay any fees or commissions to any broker or dealer or other person (other than Innisfree M&A Incorporated (the “Information Agent”) or the Exchange Agent as described in the Prospectus) for soliciting tenders of Midwest Shares pursuant to the Offer. Galena will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Galena will pay or cause to be paid all stock transfer taxes applicable to its purchase of Midwest Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal. If holders of Midwest Shares wish to tender their shares, but it is impracticable for them to do so prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Prospectus) in connection with a book-entry delivery of Midwest Shares, and any other required documents, should be sent to the Exchange Agent by 12:00 Midnight, New York City time, on Thursday, February 8, 2007.

Questions or requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover page of the Prospectus. You can also obtain additional copies of this Prospectus, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

Morgan Stanley	Credit Suisse
1585 Broadway	11 Madison Avenue
New York, New York 10036	New York, New York 10010
Telephone: (212) 761-0626	Toll Free: (866) 354-4128

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF GALENA, AIRTRAN, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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